Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
February 18, 2005	CONTACT:	Robert L. Schumacher at (276) 326-9000

First Community Bancshares, Inc. (FCBC) Declares

First Quarter Dividend

     Bluefield, Virginia — The Board of Directors of First Community Bancshares, Inc. (Nasdaq: FCBC; www.fcbinc.com) recently declared its First Quarter dividend to stockholders. The dividend, in the amount of twenty five and one-half cents ($.255) per common share, represents an increase of 2.0% over the $.25 per share paid in the First Quarter of 2004. The increase is indicative of continued strong earnings by the Company and its subsidiary bank, First Community Bank, N. A. The First Quarter dividend is payable to stockholders of record March 15, 2005, and is expected to be paid on or about March 29, 2005. The First Quarter dividend, when annualized, represents a yield on the $31.71 February 17, 2005 closing price of approximately 3.2%.

     2004 was the Company’s 20th consecutive year in which it increased its regular dividends. The book value of the stock was $16.29 per share at December 31, 2004, which was an improvement of 4.6% over the previous year-end’s book value. The total return (appreciation in market value plus cash dividends divided by previous year-end closing price) on First Community Bancshares common stock for the year 2004 was 11.8%.

     First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $1.83 billion bank holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through 52 full-service banking locations, five loan production offices, and two trust and investment management offices in the four states of Virginia, West Virginia, North Carolina and Tennessee. First Community Bank is also the parent of Stone Capital Management, Inc., a SEC registered investment advisory firm, which offers wealth management and investment advice. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ National market under the symbol “FCBC”.

DISCLAIMER

     This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.